Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2013 Performance Update

The Frontier Fund Supplement Dated September 30, 2013 to Prospectus Dated April 30, 2013.

The Frontier Fund Class 3

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	September 30, 2013	September 30, 2013	NAV / Unit
	MTD	YTD
Long/Short Commodity Series-3a**	-0.22%	-7.93%	$100.91

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of September 30, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.
**	The inception date for Long/Short Commodity Series-3a is June 17, 2013

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$5,612.04
Unrealized trading gain (loss)	(5,726.34)
Less: Commissions	(150.58)
Less: Trading Fee paid to Managing Owner	(245.62)
Interest income	295.61

Total Income	(214.89)
EXPENSES
Broker service fees	0.00
Incentive fees	0.00
Management fees	417.91

Total Expenses	417.91

Net Income (Loss)	$(632.80)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	966.84890	$97,775.37	$101.13
Current month additions	303.78752	31,075.97
Current month redemptions	0.00000	0.00
Net income (loss) for current month		(632.80)	(0.22)

Net asset value, end of current month	1,270.63642	$128,218.54	$100.91

	Monthly rate of return		-0.22%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 3a

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2013

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,400,893.81
Unrealized trading gain (loss)	(1,327,269.07)
Less: Commissions	(38,419.10)
Less: Trading Fee paid to Managing Owner	(42,620.81)
Interest income	76,909.81

Total Income	69,494.64
EXPENSES
Trading fees	0.00
Broker service fees	20,769.91
Incentive fees	0.00
Management fees	152,046.93

Total Expenses	172,816.84

Net Income (Loss)	$(103,322.20)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	297,713.77373	$32,340,352.38	$108.63
Current month additions	356.63159	36,075.97
Current month redemptions	(12,983.85918)	(1,336,539.69)
Net income (loss) for current month		(103,322.20)	(0.11)

Net asset value, end of current month	285,086.54614	$30,936,566.46	$108.52

	Monthly rate of return		-0.10%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Managment LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES